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                    December 15, 2022

       Keefer M. Lehner
       Chief Financial Officer
       KLX Energy Services Holdings, Inc.
       3040 Post Oak Boulevard
       15th Floor
       Houston, TX 77056

                                                        Re: KLX Energy Services
Holdings, Inc.
                                                            Form 10-KT for the
Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 001-38609

       Dear Keefer M. Lehner:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation